Exhibit 10.26

FIRST MODIFICATION TO LEASE AGREEMENT

THIS FIRST MODIFICATION TO LEASE AGREEMENT is made this 16th day of March, 2007 by and between DONATO HI-TECH HOLDINGS IV, INC., having an address in care of The Donato Group, 80 Corbett Way, Eatontown, NJ 07724 (hereinafter “Landlord”) and QMED, INC., having an address of 23 Christopher Way, Eatontown, NJ 07724 (hereinafter “Tenant”).

W I T N E S S E T H

WHEREAS, Landlord and Tenant entered into a Lease dated June 19, 2002 (the “Lease”) for 19,866 rentable square feet located on the third floor of the building located at 23 Christopher Way, Eatontown, New Jersey; and

WHEREAS, the aforesaid Lease provided for a term of five (5) years, which term is to expire on November 30, 2007; and

WHEREAS, the parties now wish to extend the current term of the Lease for an additional five (5) years and modify the Lease in certain other respects; and

WHEREAS, the parties recognize the need to enter into this written agreement memorializing the foregoing.

NOW, THEREFORE, in consideration of the sum of One ($1.00) Dollar and other good and valuable consideration, the sum and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.	Term. The Lease is extended for an additional five (5) years commencing on December 1, 2007 and ending on November 30, 2012.

2.	Fixed Rent. Fixed Rent for the renewal term shall be as follows:

Lease Year	Monthly Rent	Annual Rent

12/01/07-11/30/08	$34,765.50	$417,186.00
12/01/08-11/30/09	$35,179.38	$422,152.50
12/01/09-11/30/10	$35,593.25	$427,119.00
12/01/10-11/30/11	$36,007.13	$432,085.50
12/01/11-11/30/12	$36,421.00	$437,052.00

In addition to the Fixed Rent set forth above, as per the Lease, Tenant shall also pay such items of additional rent, including but not limited to the Fixed Rent Adjustment set forth in the Lease. Also, Tenant shall continue to pay the actual cost of Tenant’s electric usage directly to the applicable utility authority.

3.

Tenant’s Termination Option. Tenant shall have the one time right to terminate this Lease by paying a termination fee to Landlord in the amount of two (2) month’s Fixed Rent (at the time of the termination) (i.e. $72,014) (the “Termination Fee”). To exercise this termination right, Tenant shall send to Landlord written notice of same (the “Termination Notice”), which Termination Notice shall include payment of the Termination Fee. The Termination Notice must be served, if at all, no later than May 31, 2010. In the event Tenant serves the Termination Notice prior to such date, and simultaneously pays the Termination Fee as required herein, the Lease shall terminate on November 30, 2010. During the period from the Termination Notice through November 30, 2010, Tenant shall continue to pay to Landlord rent and other charges as required by the Lease. A failure by Tenant to send the Termination Notice and/or Termination Fee as required herein before May 31, 2010, shall be deemed conclusive evidence of Tenant’s intention to waive this termination right and continue with this Lease for the entire term as stated herein.

4.

Right of First Refusal. In the event the space on the third floor consisting of 2,592 square feet which Tenant currently subleases from JB Management becomes available, Landlord shall provide written notice of same to Tenant (“Landlord’s Notice”). Thereafter, Tenant shall have a period of ten (10) business days from the date of receipt of Landlord’s Notice to agree to lease such space upon the same rental rate and terms of this Lease (“Tenant’s Right of First Refusal”). Tenant shall exercise Tenant’s Right of First Refusal, if at all, by serving written notice (a “Tenant Notice”) upon the Landlord within said ten (10) business day period. Alternately, in the event Tenant timely provides Landlord a Tenant Notice advising Landlord of its intent to exercise Tenant’s Right of First Refusal, the parties shall immediately and timely enter into an appropriate amendment to lease setting forth the material terms of the agreement. The parties agree that the amendment will be completed and approved by all parties not later than thirty (30) days from the date of the Tenant Notice.

In the event Tenant: (a) fails to timely exercise Tenant’s Right of First Refusal; or (b) the parties fail to enter into an amendment to lease within thirty (30) days from the date of the Tenant Notice, the same shall be deemed conclusive evidence of Tenant’s intent to waive same. In such case, Landlord shall be free to enter into negotiations and/or a lease for the available premises upon terms and conditions acceptable to Landlord.

Tenant’s Right of First Refusal shall only be valid if Tenant is not in material breach any of the terms of this Lease beyond any applicable notice and cure period.

5.	Renewal Option. Paragraph 35 of the Lease is hereby deleted in its entirety and is replaced with the following:

Landlord hereby grants to Tenant the option to extend the term of this Lease for one (1) term of three (3) years, provided (i) Tenant is not currently in default, nor has Tenant materially breached the terms of the Lease Agreement during the prior term; and (ii) Tenant gives Landlord written notice of his intention to exercise the option at least nine (9) months prior to the expiration of the then current term.

Should Tenant exercise its extension option in accordance with the provisions of the preceding paragraph, Landlord shall provide to Tenant, in writing, a statement indicating Landlord’s calculation of the fair market value of the Fixed Rent for the renewal term within thirty (30) days of receipt of Tenant’s timely notice. In calculating the fair market value for Tenant’s extension option, Landlord shall consider all elements affecting the Lease transaction, including, but not limited to, credit worthiness, Tenant’s need or lack thereof to require an improvement allowance or rental abatement, steady and continuous rental income which could be interrupted due to marketing and/or construction time, the amount of brokerage commissions will be those payable upon a lease renewal, and other buildings within the central New Jersey marketplace, particularly the Eatontown Industrial Park. In the event Tenant disputes Landlord’s calculation of the fair market value for the extension option, Tenant shall have twenty (20) days from receipt of same to provide written objection to the Landlord. Thereafter, the parties shall seek to reach a mutually agreeable number and, in the event the parties are unable to reach such mutual agreement within ten (10) business days of receipt by Landlord of Tenant’s objection, the parties shall engage the services of a mutually acceptable appraiser to determine such fair market value. The cost of the third party appraiser shall be shared equally by the Landlord and Tenant and shall be binding upon both parties.

The Fixed Rent for the first renewal term shall be 95% of the fair market value as determined by the method outlined in the preceding paragraph, but not less than the prior year’s rental.

6.

Right of First Offer. The Right of First Refusal set forth above shall be deemed, in addition to, and not in lieu of the Right of First Offer contained in Paragraph 37 of the Lease. However, Paragraph 37 of the Lease is hereby amended to provide that in the event tenant exercises the Right of First Offer, the space which is the subject of same shall be delivered in it “as is, where is” condition and Landlord shall not be required to provide Tenant with any tenant improvement allowance.

7.	Ratification. Except as set forth above, the parties hereto take this opportunity to ratify and affirm the Lease as modified herein.

IN WITNESS WHEREOF, the parties hereto have set their hands as of the date and year first above written.

WITNESS:	DONATO HI-TECH HOLDINGS IV, INC.– Landlord

By:	/s/ Corbett Donato

QMED, INC. – Tenant

/s/ William T. Schmitt, Jr.	By:	/s/ Glenn J. Alexander